Exhibit 4

REPORT UNDER SECTIONS 189.1.2 AND 189.1.3. OF
THE REGULATIONS UNDER THE SECURITIES ACT (QUEBEC)

1.                                       Name and address of the offeree company:

Not applicable. The offeror made a normal course issuer bid for its own common shares (“Common Shares”) through the facilities of The Toronto Stock Exchange.

2.                                       Name and address of offeror:

Baytex Energy Ltd. (“Baytex”)
2200, 205 - 5th Avenue S.W.
Calgary, Alberta, T2P 2V7

3.                                       Designation of securities that are subject to the bid:

Common Shares of Baytex - CUSIP number 07317G

4.                                       Date of the bid:

From January 6, 2003 to January 5, 2004

5.                                       The maximum number of securities of the class subject to the bid which is sought by the offeror:

Up to 5,200,000 Common Shares of Baytex

6.                                       The value, in Canadian dollars, of the consideration offered per security (being the closing price on the day of commencement of the bid)

Baytex will pay the market price for its Common Shares on The Toronto Stock Exchange at the date of acquisition

7.                                       The fee payable in respect of the bid, as calculated under sections 271.4(1):

$2,184 (being the greater of $1,000 and ($8.40(1) x 25%) x 0.02% x 5,200,000)

Note:

(1) Closing price of Baytex’s common shares on the last day Baytex’s Common Shares traded on such exchange prior to the commencement of Baytex’s normal course bid.

                DATED at Calgary, Alberta as of the 6th day of January, 2003.

BAYTEX ENERGY LTD.
Per:	(signed) “John G. Leach”
John G. Leach
Vice President, Finance